Exhibit 99.11

October 30, 2024

Premium Nickel Announces Results of Annual General and Special Shareholders’ Meeting Including Name Change

Toronto, Ontario—(Newsfile Corp. - October 30, 2024) - Premium Nickel Resources Ltd. (TSXV: PNRL) (“PNRL” or the “Company”) is pleased to report on the results of its Annual General and Special Meeting (the “Meeting”) of shareholders held on October 29, 2024. All proposed resolutions, each described in the notice of the meeting and management information circular of the Company dated September 19, 2024, were approved by the shareholders of the Company.

The shareholders re-elected James Gowans (Chairman), Don Newberry, Jason LeBlanc, Keith Morrison, Paul Martin, Mark Christensen, Norman MacDonald and William O’Reilly as directors of the Company to hold office until the next annual meeting of shareholders or until their successors are elected or appointed. MNP LLP were appointed as auditors for the Company for the ensuing year. In addition, shareholders approved: (i) the change of name of the Company to “Premium Resources Ltd.” or such other name as may be approved by the board of directors of the Company; (ii) the Company’s restricted share unit plan; and (iii) the previous grants of restricted share units.

Following the meeting, the board of directors re-appointed the officers of the Company, namely Keith Morrison (Chief Executive Officer), Peter Rawlins (Senior Vice President & Chief Financial Officer), Timothy Moran (Corporate Secretary and Chief Legal Officer) and Sharon Taylor (Vice President Exploration). Sean Whiteford continues as President of Premium Resources International Ltd., an indirect wholly-owned subsidiary of the Company, which indirectly owns the Company’s Botswana mines.

About Premium Nickel Resources Ltd.

PNRL is a mineral exploration and development company that is focused on the redevelopment of the previously producing nickel, copper and cobalt resources mines owned by the Company in the Republic of Botswana.

PNRL is committed to governance through transparent accountability and open communication within our team and our stakeholders. Our skilled team has worked over 100 projects collectively, accumulating over 400 years of resource discoveries, mine development and mine re-engineering experience on projects like the Company’s Selebi and Selkirk mines. PNRL’s senior team members have on average more than 20 years of experience in every single aspect of mine discovery and development, from geology to operations.

ON BEHALF OF THE BOARD OF DIRECTORS

Keith Morrison

Director and Chief Executive Officer

Premium Nickel Resources Ltd.

For further information about Premium Resources Ltd., please contact:

Jaclyn Ruptash
Vice President, Communications and Government and Investor Relations
+1 (604) 770-4334

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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